Hennessy Advisors, Inc. Reports Annual Earnings

NOVATO, Calif., Dec. 3, 2019 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported results for the fiscal year ended September 30, 2019.

"The stock market was characterized by volatility and uncertainty during our fiscal year, even as the major market indices flirted with all-time highs. In fact, in November, all three major indices (NASDAQ, S&P 500® Index, and Dow Jones Industrial Average) reached all-time highs. Year to date, the market is up well over 20%, yet headlines continue to focus on the negative news, such as trade tariffs and impeachment," said Neil Hennessy, Chairman and CEO. "I believe we have a healthy economy and a fundamentally strong stock market, marked by historically low unemployment, low interest rates, moderate inflation, steady GDP growth, solid corporate earnings, and reasonable stock valuations. Most importantly, I do not see any euphoria threatening to end the current bull market," he added.

"While our industry has faced many hurdles this year and actively managed U.S. mutual funds in particular have experienced net outflows, I firmly believe the future for asset managers is promising. With the increase in market volatility, I believe investors will return to active management after years of buying passive index funds. We are dedicated to navigating through industry headwinds, and we remain focused on our long-term business model of pursuing acquisitions and growing organically," said Hennessy.

"Despite negative industry trends, Hennessy Advisors continues to post positive earnings and generate strong operating cash flows," said Teresa Nilsen, President and COO. "During the year, we strategically deployed a portion of our cash to increase our dividend for the 14th time and to repurchase almost 6% of our shares outstanding, actions we believe illustrate our commitment to delivering shareholder value," she added.

Summary Highlights for the Fiscal Year (compared to fiscal year 2018):

  Fully diluted earnings per share of $1.42, a decrease of 45.6% (a decrease of 31.4% net of the prior year tax adjustment).

  Net income of $11.0 million, a decrease of 46.5% (a decrease of 33.6% net of the prior year tax adjustment).

NOTE: In 2018, the Tax Cuts and Jobs Act of 2017 required us to reassess our deferred tax liability to account for the future impact of a lower corporate tax rate. As a result, we recorded a large, one-time adjustment in our prior year first fiscal quarter that created a tax benefit of approximately $4 million, which translated to $0.54 in earnings per share.

  Total assets under management decreased 21.4% to $4.9 billion.

  Average assets under management, upon which revenue is earned, decreased 22.0% to $5.2 billion.

  Total revenue decreased 21.8% to $42.7 million.

  Quarterly dividend increased twice: 10% to $0.11 per share in October 2018 and 25% to $0.1375 per share in August 2019.

  Cash and cash equivalents decreased 2.8% to $24.7 million. Highlights and activities contributing to the change in cash and cash equivalents include the following:

    $14.4 million in operating cash flow.

    $4.8 million paid to repurchase 495,947 shares of common stock outstanding at an average price of $9.58 per share.

    $4.4 million in debt reduction, reducing the gross loan balance by 20% to $17.5 million.

    $1.6 million paid for an initial payment on the acquisition of assets related to the management of the BP Capital TwinLine Funds in October 2018.

    $3.6 million paid in total annual dividend payments, which brought the annualized dividend yield to 4.8%.*

Hennessy Advisors, Inc.
Financial Highlights
Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2019	Sept. 30, 2018	$ Change	% Change
Total Revenue	$ 42,715,359	$ 54,589,741	$ (11,874,382)	-21.8%
Net Income	$ 11,030,804	$ 20,614,576	$ (9,583,772)	-46.5%
Earnings Per Share (Diluted)	$ 1.42	$ 2.61	$ (1.19)	-45.6%
Weighted Average Number of Shares Outstanding (Diluted)	7,771,561	7,890,758	(119,197)	-1.5%
Mutual Fund Average Assets Under Management	$ 5,184,742,475	$ 6,650,555,907	$ (1,465,813,432)	-22.0%

At Period Ending Date	Sept. 30, 2019	Sept. 30, 2018	$ Change	% Change
Mutual Fund Total Assets Under Management	$ 4,873,838,569	$ 6,197,617,266	$ (1,323,778,697)	-21.4%
Cash and Cash Equivalents	$ 24,687,042	$ 25,395,346	$ (708,304)	-2.8%
Gross Loan Balance	$ 17,500,000	$ 21,875,000	$ (4,375,000)	-20.0%

*	Based on the closing stock price of $11.54 on December 2, 2019, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy-and-hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354, or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061